As filed with the Securities and Exchange Commission on December 11, 2019

Registration No. 333-185649

Registration No. 333-210044

Registration No. 333-220946

Registration No. 333-232633

Registration No. 333-232635

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-185649

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-210044

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-220946

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-232633

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-232635

UNDER

THE SECURITIES ACT OF 1933

SEMGROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-3533152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two Warren Place 6120 S. Yale Avenue, Suite 1500 Tulsa, OK 74136-4231 (918) 524-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:
Thomas E. Long Chief Financial Officer SemGroup Corporation Two Warren Place 6120 S. Yale Avenue, Suite 1500 Tulsa, OK 74136-4231 (918) 524-8100	William N. Finnegan IV Kevin M. Richardson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed by SemGroup Corporation, a Delaware corporation (“SemGroup”), with the Securities and Exchange Commission:

•

Registration Statement No.  333-185649 on Form S-3, filed on December 21, 2012, registering an indeterminate number of shares of Class A common stock, par value $0.01 per share (the “Common Stock”), senior debt securities, subordinated debt securities, warrants, purchase contracts and units of SemGroup;

•

Registration Statement No.  333-210044 on Form S-3, filed on March 9, 2016, registering an indeterminate number of shares of Common Stock, senior debt securities, subordinated debt securities, warrants, purchase contracts and units of SemGroup;

•

Registration Statement No.  333-220946 on Form S-3, filed on October 13, 2017, registering an aggregate of up to 12,383,900 shares of Common Stock that may be offered from time to time by the selling stockholders named therein;

•

Registration Statement No.  333-232633 on Form S-3, filed on July 12, 2019, registering an aggregate of up to 12,569,664 shares of Common Stock that may be offered from time to time by the selling stockholders named therein; and

•

Registration Statement No.  333-232635 on Form S-3, filed on July 12, 2019, registering an indeterminate number of shares of Common Stock, shares of preferred stock, par value $0.01 per share, senior debt securities, subordinated debt securities, depositary shares, warrants, purchase contracts and units of SemGroup.

On December 5, 2019, Energy Transfer LP, a Delaware limited partnership (“ET”), completed the acquisition of SemGroup, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 15, 2019 (the “Merger Agreement”), by and among SemGroup, ET and Nautilus Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ET (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub merged with and into SemGroup (the “Merger”), with SemGroup surviving the Merger as a direct wholly owned subsidiary of ET. Each outstanding share of Common Stock was converted into the right to receive (x) $6.80 in cash, without interest and (y) 0.7275 of a common unit representing a limited partner interest in ET.

In connection with the consummation of the Merger, SemGroup has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by SemGroup in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, SemGroup hereby removes from registration all of such securities of SemGroup registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 11th day of December, 2019.

SEMGROUP CORPORATION

By:	/s/ Thomas E. Long
Name: Thomas E. Long Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.